             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                   -----------------------

                          FORM 8-K

                       CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the

               Securities Exchange Act of 1934

                 ---------------------------


              Date of Report (Date of earliest
               event reported): July 12, 1999



                THE ST. PAUL COMPANIES, INC.
   ------------------------------------------------------
   (Exact name of Registrant as specified in its charter)


     Minnesota              0-3021            41-0518860
------------------- ------------------- ---------------------
     (State of         (Commission File    (I.R.S. Employer
  Incorporation)           Number)        Identification No.)



385 Washington St., St. Paul, MN             55102
--------------------------------          ----------
(Address of principal                     (Zip Code)
executive offices)


                       (651) 310-7911
             ----------------------------------
               (Registrant's telephone number,
                    including area code)




                             N/A
------------------------------------------------------------
    (Former name or former address, if changed since last
                           report)

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ITEM 5.   Other events.
          ------------

     The St. Paul Companies, Inc. ("St. Paul") announced on July 12, 1999 that a subsidiary has entered into a Stock and Asset Purchase Agreement ("Purchase Agreement") with Metropolitan Property & Casualty Insurance Company (the "Purchaser") relating to the sale to the Purchaser of substantially all of St. Paul's standard personal lines of insurance business for proceeds that are expected to aggregate approximately $600 million. The St. Paul indicated that the proceeds from the sale, to be paid upon closing, will be used for general corporate purposes, which may include strategic acquisitions to augment The St. Paul's existing specialty insurance and general commercial lines, expansion of its specialty product offerings, and continuation of The St. Paul's share repurchase program. In addition to the proceeds to be paid upon closing, approximately $250 million in capital that supports the standard personal insurance business will be freed up as a result of the transaction.

     Under the terms of the agreement, the Purchaser will purchase the Economy Fire & Casualty Group, as well as the other standard personal insurance operations of The St. Paul. The St. Paul's standard personal lines operations produced written premiums of approximately $1.2 billion in 1998, predominantly in standard auto and homeowners insurance coverages. The approximately 1,700 St. Paul employees directly involved in the standard personal insurance business will be transferred to the Purchaser upon the closing of the transaction.

     As a result of the sale, The St. Paul plans to reduce its expenses consistent with its smaller revenue base. This is expected to involve the termination of 500-600 employees later this year. The St. Paul said the transaction is expected to be modestly accretive to operating earnings in both 1999 and 2000. In addition, The St. Paul expects to record a modest one-time gain from the sale, net of charges related to the transaction, later this year. The amount of the gain will depend upon the size of the related restructuring charge. The transaction is subject to state regulatory approvals and other conditions and is expected to close in the Fall.

     Statements made in this Report that are not historical or current facts are "forward looking statements" made pursuant to the safe harbor provisions of the federal securities laws. Forward looking statements represent management's best judgment as to what may occur in the future, but are subject to certain risks and uncertainties that could cause actual results and events to differ materially from those presently anticipated or projected. These include, but are not limited to risks regarding: receipt of necessary regulatory approvals and satisfaction of other conditions to the closing of the transaction; the effect of the sale on the remaining portion of The St. Paul's business; the amount of charges associated with the transaction; the length and financial and operational impact of the transition period as the business is transferred to the Purchaser; adjustments affecting the amount of proceeds of the transaction; and the deployment of the proceeds of sale and the capital made available as a result of the sale. A further list of factors affecting The St. Paul's results of operations is included in its filings with the SEC.

                         SIGNATURES

          Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              THE ST. PAUL COMPANIES, INC.




                              By /s/ Bruce A. Backberg
                              ------------------------
                                     Bruce A. Backberg
                                     Senior Vice President - Legal Services




Date: July 13, 1999